EX1A-12 OPN CNSL 2 legalopnex121.htm LEGAL OPN

LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.
255 S. Lake Avenue, Suite 300
Pasadena, CA. 91101
(213) 373-6360

June 22, 2026

CYNTHIA STEPHENS, CEO
OBSIDIAN PRIME INC.
3130 BALFOUR RD. SUITE D
BRENTWOOD, CALIFORNIA. 94513

Re: Securities Qualified under Offering Statement on Form 1-A

Dear Ms. Stephens,

We have acted as special securities counsel to Obsidian Prime Inc., a California corporation (the “Company”), in connection with the preparation and filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to $75,000,000 in shares of the Company’s Common Stock, no par value per share (the “Shares”).

Documents Examined:

For purposes of rendering this opinion, we have examined the following documents:

The Offering Statement;
The Company’s Articles of Incorporation and all amendments thereto.
The Company’s Bylaws.
The exhibits attached to the Offering Statement.
Certificates of public officials.
Certificates of officers of the Company.

For purposes of our examination, we have assumed the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies, and the genuineness of all signatures. We have also relied upon certificates of public officials and, as to matters of fact material to this opinion, on certificates of officers of the Company without independent verification.

Opinion:

Based on the foregoing examination and assumptions, we are of the opinion that, assuming the Offering Statement has been qualified by the Securities and Exchange Commission, the Shares, when issued by the Company against payment therefor in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company's transfer agent and registrar in the name or on behalf of the purchasers, will be validly issued, fully paid, and non-assessable.

Jurisdiction:

We express no opinion as to the laws of any jurisdiction other than the laws of the State of California and the federal laws of the United States, as currently in effect.

Consent:

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is provided for your benefit in connection with the Offering Statement and may be relied upon by you and by people entitled to rely upon it pursuant to the applicable provisions of the Securities Act. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/: Renee Sanders
LAW OFFICE OF RENEE ESTELLE SANDERS, P.A.